FOR IMMEDIATE RELEASE:

Media Relations:

Investor Relations:

FastLane

Wolfe Axelrod Weinberger Associates, LLC

Chris Faust

Donald C. Weinberger

(973) 906-5553

(212) 370-4500; (212) 370-4505

cfaust@fast-lane.net

don@wolfeaxelrod.com

Onstream Media Corporation Announces Fiscal 2014 Second Quarter Financial Results

Management to Discuss Results and Outlook for Remainder of Fiscal 2014

in Conference Call on Friday, June 6

POMPANO BEACH, FL, June 5, 2014 – Onstream Media Corporation (OTCQB: ONSM), a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology, has reported its financial results for the second quarter of fiscal 2014, the six and three months ended March 31, 2014.

Summary

•

Revenues for the three months ended March 31, 2014 were approximately $4.2 million as compared to approximately $4.4 million for the second quarter of fiscal 2013. Revenues for the six months ended March 31, 2014 were approximately $8.4 million as compared to approximately $8.7 million for the corresponding period of fiscal 2013. These decreases were the result of a reduction in webcasting revenues, and were partially offset by increased revenues of the Audio and Web Conferencing Services Group for the six month period.

•

Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended March 31, 2014, a decrease of approximately $13,000 (0.5%) from the second quarter of fiscal 2013. Audio and Web Conferencing Services Group revenues were approximately $5.7 million for the six months ended March 31, 2014, an increase of approximately $157,000 (2.8%) from the corresponding period of fiscal 2013.

•

Consolidated gross margin percentage was 70.7% for the three months ended March 31, 2014, versus 68.9% for the second quarter of fiscal 2013. Consolidated gross margin percentage was 71.2% for the six months ended March 31, 2014, versus 69.6% for the corresponding period of fiscal 2013.

•

EBITDA, as adjusted, for the three months ended March 31, 2014 was approximately $148,000, an increase of approximately $258,000 as compared to EBITDA, as adjusted, of approximately negative $110,000 for the second quarter of fiscal 2013. EBITDA, as adjusted, for the six months ended March 31, 2014 was approximately $407,000, an increase of approximately $418,000 as compared to EBITDA, as adjusted, of approximately negative $11,000 for the corresponding period of fiscal 2013.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “Although, as the result of a reduction in webcasting revenues, we experienced an overall revenue decline in the current six and three month periods as compared to the same periods of the prior fiscal year, our EBITDA, as adjusted, for those current periods were greater than EBITDA, as adjusted, for the same periods of the previous year, by approximately $418,000 and $258,000, respectively. This improvement in EBITDA, as adjusted, clearly demonstrates the success of our cost cutting initiatives”.

Mr. Selman continued, “We believe that our webcasting division revenues will be favorably impacted during fiscal 2014 by the comprehensive update to our Visual Webcaster webcasting platform (VW4), which we released in January 2013 and have been updating with new features since then. We will continue to update VW4 with additional features including additional billing and reporting capabilities and enhancements to our CPE (continuing professional education) functionality. We believe that these new features, in addition to recently added features such as a live phone option multi-bit rate streaming and the ability to connect to third party encoders, could accelerate the rate of adoption of VW4 from what we have experienced thus far. Since an increasing number of companies are handling production tasks in house, we also expect to see increased sales from our recently upgraded iEncode, a service that allows our customers to self-encode their live professional video and attach the streams to the Visual Webcaster system in the cloud. This allows them to take advantage of using their internal staff and facilities while still utilizing all of the Visual Webcaster features. Also in development is a “self- service” large audience webcasting product that can be run from the customer’s desktop and will be available on a fixed cost monthly subscription basis that can be purchased on-line. We also expect to see increased webcasting sales as a result of our Virtual Conference Center which is a multiple event conference venue with integrated webcasting.”

Mr. Selman added, “We believe we are on track to show continued improvement in our EBITDA and our operating cash flow for the remainder of fiscal 2014, as compared to the corresponding period of fiscal 2013. During the period from June 2013 through January 2014 we made certain headcount reductions representing approximately $962,000 in annualized savings, which we expect will reduce our compensation and professional fee expenditures by approximately $354,000 in aggregate for the remainder of fiscal 2014 as compared to the corresponding period of fiscal 2013. In addition during that same period we renegotiated various supplier contracts representing approximately $331,000 in annualized savings, which we expect will cumulatively reduce our cost of sales and other general and administrative expenditures by approximately $81,000 for the remainder of fiscal 2014 as compared to the corresponding period of fiscal 2013.”

Financial Discussion

Three Months Results

Consolidated operating revenue was approximately $4.2 million for the three months ended March 31, 2014, a decrease of approximately $202,000 (4.6%) from the corresponding period of the prior fiscal year, due to decreased revenues of the Digital Media Services Group.

Digital Media Services Group revenues were approximately $1.3 million for the three months ended March 31, 2014, a decrease of approximately $189,000 (13.0%) from the corresponding period of the prior fiscal year, primarily due to a decrease in webcasting division revenues.

Revenues of the webcasting division decreased by approximately $221,000 (18.2%) for the three months ended March 31, 2014 as compared to the corresponding period of the prior fiscal year. The approximately 900 webcasts we produced during the three months ended March 31, 2014 was approximately 200 less than the number of webcasts we produced during the corresponding period of the prior fiscal year. The impact on revenue arising from the decreased number of events was partially offset by an increase in the average revenue per webcast event to $1,219 for the three months ended March 31, 2014, which represented an increase of $87, or 7.7%, from the corresponding period of the prior fiscal year.

Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended March 31, 2014, a decrease of approximately $13,000 (0.5%) from the corresponding period of the prior fiscal year. The Infinite division, which is part of the Audio and Web Conferencing Services Group, had revenues of approximately $2.2 million for the three months ended March 31, 2014, which represented an increase of approximately $74,000 (3.5%) as compared to the corresponding period of the prior fiscal year. This was in turn due to a 12.0% increase in the number of minutes billed which was approximately 38.1 million for the three months ended March 31, 2014, as compared to approximately 34.0 million minutes for the corresponding period of the prior fiscal year.  This increase in the number of minutes billed was partially offset by a decrease in average revenue per minute, which was approximately 6.0 cents for the three months ended March 31, 2014, as compared to approximately 6.4 cents for the corresponding period of the prior fiscal year.

Consolidated gross margin was approximately $3.0 million for the three months ended March 31, 2014, a decrease of approximately $65,000 (2.1%) from the corresponding period of the prior fiscal year. However, our consolidated gross margin percentage was 70.7% for the three months ended March 31, 2014, versus 68.9% for the corresponding period of the prior fiscal year. This increase in percentage was due to reductions in webcasting and network usage cost of sales (proportionally greater than the reduction in revenues).

Consolidated operating expenses were approximately $3.3 million for the three months ended March 31, 2014, a decrease of approximately $1.5 million (31.9%) from the corresponding period of the prior fiscal year, primarily due to an approximately $1.1 million, or 82.1%, decrease in compensation paid with equity, as compared to the corresponding period of the prior fiscal year.

Onstream’s first quarter fiscal 2014 net loss of approximately $787,000, or $(0.03) loss per share, was based on approximately 22.7 million weighted average shares outstanding, as compared to a first quarter fiscal 2013 net loss of approximately $2.2 million, or $(0.12) loss per share, which was based on approximately 18.0 million weighted average shares outstanding. The decreased net loss was primarily due to a decrease in compensation paid with equity, as discussed above.

Cash used in operating activities (before changes in current assets and liabilities other than cash) for the three months ended March 31, 2014 was approximately $36,000, compared to approximately $215,000 used in operations for the corresponding period of the prior fiscal year. This approximately $179,000 improvement was primarily due to decreased operating expenses, including compensation.

Onstream’s EBITDA, as adjusted, for the three months ended March 31, 2014 was approximately $148,000, compared to EBITDA, as adjusted, of approximately negative $110,000 for the second quarter of fiscal 2013. This approximately $258,000 improvement was primarily due to decreased operating expenses, including compensation.

Six Months Results

Consolidated operating revenue was approximately $8.4 million for the six months ended March 31, 2014, a decrease of approximately $266,000 (3.1%) from the corresponding period of the prior fiscal year, due to decreased revenues of the Digital Media Services Group, partially offset by increased revenues of the Audio and Web Conferencing Services Group.

Digital Media Services Group revenues were approximately $2.7 million for the six months ended March 31, 2014, a decrease of approximately $424,000 (13.6%) from the corresponding period of the prior fiscal year, primarily due to a decrease in webcasting division revenues.

Revenues of the webcasting division decreased by approximately $427,000 (16.4%) for the six months ended March 31, 2014 as compared to the corresponding period of the prior fiscal year. The approximately 2,000 webcasts we produced during the six months ended March 31, 2014 was approximately 500 less than the number of webcasts we produced during the corresponding period of the prior fiscal year. The impact on revenue arising from the decreased number of events was partially offset by an increase in the average revenue per webcast event to $1,199 for the six months ended March 31, 2014, which represented an increase of $108, or 9.9%, from the corresponding period of the prior fiscal year.

Audio and Web Conferencing Services Group revenues were approximately $5.7 million for the six months ended March 31, 2014, an increase of approximately $157,000 (2.8%) from the corresponding period of the prior fiscal year. The Infinite division, which is part of the Audio and Web Conferencing Services Group, had revenues of approximately $4.2 million for the six months ended March 31, 2014, which represented an increase of approximately $124,000 (3.1%) as compared to the corresponding period of the prior fiscal year. This was in turn due to a 12.2% increase in the number of minutes billed which was approximately 71.4 million for the six months ended March 31, 2014, as compared to approximately 63.7 million minutes for the corresponding period of the prior fiscal year.  This increase in the number of minutes billed was partially offset by a decrease in average revenue per minute, which was approximately 6.1 cents for the six months ended March 31, 2014, as compared to approximately 6.6 cents for the corresponding period of the prior fiscal year.

Consolidated gross margin was approximately $6.0 million for the six months ended March 31, 2014, a decrease of approximately $55,000 (0.9%) from the corresponding period of the prior fiscal year. However, our consolidated gross margin percentage was 71.2% for the six months ended March 31, 2014, versus 69.6% for the corresponding period of the prior fiscal year. This increase in percentage was due to reductions in webcasting and network usage cost of sales (proportionally greater than the reduction in revenues).

Consolidated operating expenses were approximately $6.3 million for the six months ended March 31, 2014, a decrease of approximately $1.8 million (22.4%) from the corresponding period of the prior fiscal year, primarily due to an approximately $1.1 million, or 78.6%, decrease in compensation paid with equity, as compared to the corresponding period of the prior fiscal year.

Onstream’s net loss of approximately $1.4 million, or $(0.06) loss per share for the six months ended March 31, 2014, was based on approximately 22.3 million weighted average shares outstanding, as compared net loss of approximately $2.9 million, or $(0.18) loss per share, for the corresponding period of the prior fiscal year, which was based on approximately 15.8 million weighted average shares outstanding. The decreased net loss was primarily due to a decrease in compensation paid with equity, as discussed above.

Cash provided by operating activities (before changes in current assets and liabilities other than cash) for the six months ended March 31, 2014 was approximately $74,000, compared to approximately $1,000 used in operations for the corresponding period of the prior fiscal year. This approximately $75,000 improvement was primarily due to decreased operating expenses, including compensation.

Onstream’s EBITDA, as adjusted, for the six months ended March 31, 2014 was approximately $407,000, compared to EBITDA, as adjusted, of approximately negative $11,000 for the corresponding period of fiscal 2013. This approximately $418,000 improvement was primarily due to decreased operating expenses, including compensation.

Teleconference

Onstream’s leadership team will conduct a conference call at 4:30 p.m. ET on Friday, June 6, 2014, to discuss the above financial results, as well as the results for fiscal 2013 and the first quarter of fiscal 2014. During this teleconference, Mr. Randy Selman, President and Chief Executive Officer of Onstream and Mr. Robert Tomlinson, the company's Chief Financial Officer, will also discuss the outlook for the remainder of fiscal 2014. The discussion will be followed by an open Q&A session.

Interested parties may listen to the presentation live online at https://www.webcaster4.com/Webcast/Page/1/4671 or by calling 1-888-645-4404 or 1-862-255-5395 (toll). It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at https://www.webcaster4.com/Webcast/Page/1/4671.

About Onstream Media:

Onstream Media Corporation (OTCQB: ONSM), is a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology. Onstream Media’s innovative webcasting platform has recently been ranked #1 by TopTenREVIEWS. The company's video streaming, hosting and publishing platform  - Streaming Publisher, provides customers with cost effective tools for encoding, managing, indexing, and publishing content to the Internet or virtually any mobile device. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include American Honda, Dell, GE Capital, Georgetown University, IRS, HBO Latin America, HubSpot, PR Newswire, Stanford University, Twitter and the U.S. Department of Agriculture. Onstream Media's strategic relationships include Akamai, BT Conferencing, Telefónica and Trade Show News Network. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Financial Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
REVENUE:
Audio and web conferencing	$4,704,005	$4,479,741	$2,433,814	$2,437,658
Webcasting	2,168,035	2,594,731	995,075	1,216,419
DMSP and hosting	470,200	476,538	231,189	234,554
Network usage	983,557	1,007,965	488,805	480,598
Other	82,833	116,064	44,000	26,093
Total revenue	8,408,630	8,675,039	4,192,883	4,395,322

COSTS OF REVENUE:
Audio and web conferencing	1,303,534	1,252,685	677,489	678,199
Webcasting	599,821	754,294	289,252	364,499
DMSP and hosting	75,676	68,886	38,628	36,307
Network usage	426,665	523,063	217,217	269,717
Other	18,550	36,787	6,548	17,734
Total costs of revenue	2,424,246	2,635,715	1,229,134	1,366,456

GROSS MARGIN	5,984,384	6,039,324	2,963,749	3,028,866

OPERATING EXPENSES:
General and administrative:
Compensation (excluding equity)	3,719,509	3,955,880	1,832,401	2,110,969
Compensation paid with common shares and other equity	303,401	1,417,570	228,951	1,279,311
Professional fees	705,403	794,099	415,293	388,086
Other	1,155,833	1,269,678	568,546	641,142
Depreciation and amortization	435,211	704,681	221,024	375,456
Total operating expenses	6,319,357	8,141,908	3,266,215	4,794,964

Loss from operations	(334,973)	(2,102,584)	(302,466)	(1,766,098)

OTHER EXPENSE, NET:
Interest expense	(900,937)	(635,599)	(441,631)	(329,573)
Debt extinguishment loss	(132,427)	(143,251)	(43,620)	(74,651)
Gain from adjustment of derivative liability to fair value	-	27,480	-	-
Other income (expense), net	2,919	(30,635)	604	1,101

Total other expense, net	(1,030,445)	(782,005)	(484,647)	(403,123)

Net loss	$(1,365,418)	$(2,884,589)	$(787,113)	$(2,169,221)

Loss per share – basic and diluted: Net loss per share	$(0.06)	$(0.18)	$(0.03)	$(0.12)

Weighted average shares of common stock outstanding – basic and diluted	22,349,579	15,820,975	22,713,191	18,002,527

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO EBITDA AND EBITDA, AS ADJUSTED

(unaudited)

tr>
	Six Months Ended March 31,		Three Months Ended March 31,
	2014	2013	2014	2013

Net loss	$(1,365,418)	$(2,884,589)	$(787,113)	$(2,169,221)
Add: Depreciation and amortization	435,211	704,681	221,024	375,456
Add: Interest expense	900,937	635,599	441,631	329,573
EBITDA	$(29,270)	$(1,544,309)	$(124,458)	$(1,464,192)

EBITDA	$(29,270)	$(1,544,309)	$(124,458)	$(1,464,192)
Add: Compensation paid with common shares and other equity	303,401	1,417,570	228,951	1,279,311
Add: Debt extinguishment loss	132,427	143,251	43,620	74,651
Less: Gain from adjustment of derivative liability to fair value	-	(27,480)	-	-
EBITDA, as adjusted	$406,558	$(10,968)	$148,113	$(110,230)

EBITDA is defined as earnings (loss) before interest expense, depreciation, income taxes and amortization.

EBITDA, as adjusted, represents EBITDA, as defined above, adjusted for compensation paid with common shares and other equity, debt extinguishment loss and gain from adjustment of derivative liability to fair value.

EBITDA and EBITDA, as adjusted, are non-U.S. GAAP financial measures.

Management believes EBITDA and EBITDA, as adjusted, to be meaningful indicators of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted, is commonly used by financial analysts and others who follow our industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP). EBITDA and EBITDA, as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2014	September 30, 2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$419,417	$257,018
Accounts receivable, net of allowance for doubtful accounts	2,231,454	2,175,505
Prepaid expenses	219,280	142,307
Inventories and other current assets	139,283	140,585
Total current assets	3,009,434	2,715,415
Property and Equipment, net	1,975,128	2,047,633
Intangible Assets, net	617,406	669,543
Goodwill, net	8,358,604	8,358,604
Other Non-Current Assets	143,708	136,215
Total assets	$14,104,280	$13,927,410
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,076,880	$1,927,430
Accrued liabilities	1,972,132	1,527,435
Amounts due to directors and officers	647,945	409,410
Deferred revenue	94,415	152,696
Notes and leases payable – current portion, net of discount	3,026,484	2,198,858
Convertible debentures – current portion, net of discount	1,400,739	587,198
Total current liabilities	9,218,595	6,803,027
Accrued liabilities – non-current portion	309,183	354,813
Notes and leases payable, net of current portion and discount	287,858	759,932
Convertible debentures, net of current portion and discount	-	548,796
Total liabilities	9,815,636	8,466,568
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 21,010,580 and 19,345,744 issued and outstanding, respectively	2,100	1,933
Common stock committed for issue – 2,541,667 and 2,291,667 shares, respectively	254	229
Additional paid-in capital	144,832,300	144,385,772
Obligation to repurchase common shares	(417,500)	(164,000)
Accumulated deficit	(140,128,510)	(138,763,092)
Total stockholders’ equity	4,288,644	5,460,842
Total liabilities and stockholders’ equity	$14,104,280	$13,927,410

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